EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	Jurisdiction of Organization
International Housing Solutions S.à r.l	Luxembourg
International Housing Solutions (US) LLC	Maryland
International Housing Solutions (Pty) Ltd	South Africa
MMA Capital Corporation	Michigan
MMA Energy Capital, LLC	Delaware
MMA Equity Corporation	Florida
MMA Financial Bellemont, LLC	Maryland
MMA Financial Holdings, Inc.	Florida
MMA Financial International, LLC	Maryland
MMA Financial TC, LLC	Delaware
MMA Financial, Inc.	Maryland
MMA New Initiatives, LLC	Maryland
MMA Realty Capital Advisors, Inc.	Delaware
MMA Realty Capital, LLC	Maryland
MMA Red River, LLC	Delaware
MMA Renewable Ventures, LLC	Maryland
MMA TEI GP, LLC	Maryland
MMA/PSP Savannah River, LLC	Georgia
MuniMae Holdings, LLC	Maryland
MuniMae Portfolio Services, LLC	Maryland
MuniMae TEI Holdings, LLC	Maryland
R-150 SPE, LLC	Virginia
South Africa Workforce Housing Fund (SA GP) (Proprietary) Ltd	South Africa
SAWHF (Cayman) GP, Ltd	Cayman Islands

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